                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                         Atlantic American Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                          ATLANTIC AMERICAN CORPORATION
                            4370 PEACHTREE ROAD, N.E.
                           ATLANTA, GEORGIA 30319-3000

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 15, 2001

Notice is hereby given that the Annual Meeting of Shareholders of Atlantic American Corporation (the "Company") will be held at the offices of the Company at 4370 Peachtree Road, N.E., Atlanta, Georgia at 9:00 A.M., Eastern Standard Time, on May 15, 2001, for the following purposes:

         (1) To elect eleven (11) directors of the Company for the ensuing year;

         (2) To ratify the appointment of Arthur Andersen LLP as the Company's independent public accountants for the year 2001; and

         (3) To transact such other business as may properly come before the meeting or any adjournments thereof.

Only shareholders of record at the close of business on March 19, 2001, will be entitled to notice of and to vote at the meeting, or any postponements or adjournments thereof.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY. NO POSTAGE IS REQUIRED WHEN MAILED IN THE UNITED STATES.

                                    By Order of the Board of Directors


                                    Janie L. Ryan
                                    Corporate Secretary

April 11, 2001
Atlanta, Georgia

                          ATLANTIC AMERICAN CORPORATION
                            4370 PEACHTREE ROAD, N.E.
                           ATLANTA, GEORGIA 30319-3000

                                 PROXY STATEMENT
                     FOR THE ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 15, 2001

GENERAL

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Atlantic American Corporation (the "Company") for use at the Annual Meeting of Shareholders (the "Meeting") to be held at the time and place and for the purposes specified in the accompanying Notice of Annual Meeting of Shareholders and at any postponements or adjournments thereof. When the enclosed proxy is properly executed and returned, the shares which it represents will be voted at the Meeting in accordance with the instructions thereon. In the absence of any such instructions, the shares represented thereby will be voted in favor of the nominees for directors listed under the caption "Election of Directors" and the ratification of the appointment of Arthur Andersen LLP as the Company's independent public accountants for 2001. Management does not know of any other business to be brought before the Meeting not described herein, but it is intended that as to such other business, a vote may be cast pursuant to the proxy in accordance with the judgment of the person or persons acting thereunder. This proxy statement and the accompanying form of proxy are first being mailed to the shareholders of the Company on or about April 14, 2001.

Any shareholder who executes and delivers a proxy may revoke it at any time prior to its use by (i) giving written notice of such revocation to the Secretary of the Company at 4370 Peachtree Road, N.E., Atlanta, Georgia 30319-3000; (ii) executing and delivering a proxy bearing a later date to the Secretary of the Company at 4370 Peachtree Road, N.E., Atlanta, Georgia 30319-3000; or (iii) attending the Meeting and voting in person.

Only holders of record of issued and outstanding shares of $1.00 par value per share common stock of the Company ("Common Stock") as of March 19, 2001 (the "Record Date") will be entitled to notice of and to vote at the Meeting. On the Record Date, there were 21,171,008 shares of Common Stock outstanding. Each share of Common Stock is entitled to one vote.

ANNUAL REPORT

The Annual Report of the Company for the year ended December 31, 2000, including financial statements, is enclosed with this Proxy Statement. The Company's Annual Report on Form 10-K, filed with the Securities and Exchange Commission, provides certain additional information. Shareholders may obtain a copy of the Form 10-K without charge upon written request addressed to: Corporate Secretary, Atlantic American Corporation, 4370 Peachtree Road, N.E., Atlanta, Georgia 30319-3000. If the person requesting a copy of the Form 10-K is not a shareholder of record, the request must include a representation that the person is a beneficial owner of the Company's Common Stock.

EXPENSES OF SOLICITATION

The cost of soliciting proxies will be borne by the Company. Officers, directors and employees of the Company may solicit proxies by telephone, telegram or personal interview. No contract or arrangement exists for engaging specially paid employees or solicitors in connection with the solicitation of proxies for the Meeting. Arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy materials to their principals, and the Company will reimburse them for their expenses in so doing.

VOTE REQUIRED

A majority of the outstanding shares of Common Stock must be present in person or by proxy at the Meeting in order to have the quorum necessary for the transaction of business. Abstentions and broker "non-votes" will be counted as present in determining whether the quorum requirement is satisfied. Directors are elected by the affirmative vote of a plurality of the shares of Common Stock present in person or by proxy and actually voting at a meeting at which a quorum is present. In order for shareholders to approve all other matters to be presented at the Meeting, the votes cast favoring the proposal must exceed the votes cast opposing the proposal. Abstentions and non-votes will have no effect on the voting with respect to any proposal as to which there is an abstention or non-vote. A "non-vote" occurs when a nominee holding shares for a beneficial owner votes on one proposal pursuant to discretionary authority or instructions from the beneficial owner, but does not vote on another proposal because the nominee has not received instruction from the beneficial owner and does not have discretionary power.

                            1. ELECTION OF DIRECTORS

One of the purposes of the Meeting is to elect eleven directors to serve until the next annual meeting of the shareholders and until their successors have been elected and qualified or until their earlier resignation or removal. In the event any of the nominees should be unavailable to serve as a director, which contingency is not presently anticipated, proxies will be voted for the election of such other persons as may be designated by the present Board of Directors.

Nominees for election to the Board of Directors are considered and recommended by the Executive Committee of the Board of Directors to the shareholders. The Company has no procedure whereby nominees are solicited or accepted from shareholders.

All of the nominees for election to the Board of Directors are currently directors of the Company.

The following information is set forth with respect to the eleven nominees for director to be elected at the Meeting:

         NAME                            AGE         POSITION WITH THE COMPANY
         ----                            ---         -------------------------
         J. Mack Robinson                77          Chairman of the Board
         Hilton H. Howell, Jr.           39          Director, President and Chief Executive Officer
         Edward E. Elson                 67          Director
         Harold K. Fischer               68          Director
         Samuel E. Hudgins               72          Director
         D. Raymond Riddle               67          Director
         Harriett J. Robinson            70          Director
         Scott G. Thompson               56          Director
         Mark C. West                    41          Director
         William H. Whaley, M.D.         61          Director
         Dom H. Wyant                    74          Director

Mr. Robinson has served as Director and Chairman of the Board since 1974 and served as President and Chief Executive Officer of the Company from September 1988 to May 1995. In addition, Mr. Robinson is also a Director of Bull Run Corporation and Gray Communications Systems, Inc.

Mr. Howell has been President and Chief Executive Officer of the Company since May 1995, and prior thereto served as Executive Vice President of the Company from October 1992 to May 1995. He has been a Director of the Company since October 1992. Mr. Howell is the son-in-law of Mr. and Mrs. Robinson. He is also a Director of Bull Run Corporation and Gray Communications Systems, Inc.

Mr. Elson is the former Ambassador of the United States of America to the Kingdom of Denmark, serving from 1993 through 1998. He has been director of the Company since October 1998, and previously served as a director from 1986 to 1993.

Mr. Fischer has been the President of Association Casualty Insurance Company and Association Risk Management General Agency, Inc., subsidiaries of the Company, since 1984. He has been a Director of the Company since July 1999.

Mr. Hudgins has been a managing partner of PILOT PARTNERS LLC (management consultants) since November 2000. Prior thereto he was an independent consultant since September 1997 and was a Principal in Percival, Hudgins & Company, LLC, and investment bankers, from April 1992 to September 1997. He has been a Director of the Company since 1986 and also serves as a Director of The Wachovia Funds and The Wachovia Municipal Funds of Wachovia Corporation.

Mr. Riddle is the retired Chairman and Chief Executive Officer of National Service Industries, Inc., a diversified holding company, a position he held from September 1994 to February 1996, and prior thereto served as the President and Chief Executive Officer of National Service Industries, Inc. since January 1993. Prior thereto, he was President of Wachovia Bank of Georgia, N.A., the President of Wachovia Corporation of Georgia and Executive Vice President of Wachovia Corporation. He has been a Director of the Company since 1976, and also serves as a Director of AMC, Inc., Atlanta Gas Light Company, Equifax Inc. and MARC Life.

Mrs. Robinson, the wife of J. Mack Robinson, has been a Director of the Company since 1989. She is also a Director of Gray Communications Systems, Inc.

Mr. Thompson has been the President and Chief Financial Officer of American Southern Insurance Company, a subsidiary of the Company, since 1984. He has been a Director of the Company since February 1996.

Mr. West has been the Chairman and Chief Executive Officer of Genoa Companies since 1990. He has been a Director of the Company since July 1997.

Dr. Whaley has been a physician in private practice for more than five years. He has been a Director of the Company since July 1992.

Mr. Wyant is a retired partner of the law firm of Jones, Day, Reavis & Pogue, which serves as counsel to the Company. He served as a Partner with said firm from 1989 through 1994, and as Of Counsel from 1995 through 1997. He has been a Director of the Company since 1985, and also serves as a Director of Thomaston Mills, Inc.

The Board of Directors recommends a vote FOR the election of each of the nominees for Director.

COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors of the Company has three (3) standing committees: the Executive Committee, the Stock Option and Compensation Committee and the Audit Committee. The Company has no Nominating Committee. The Executive Committee is composed of Messrs. Robinson, Howell, Hudgins and Whaley, and its function is to act in the place and stead of the Board to the extent permitted by law on matters which require Board action between meetings of the Board of Directors. The Executive Committee of the Company met or acted by written consent two times during 2000.

The Stock Option and Compensation Committee is composed of Messrs. Elson, Riddle, West and Whaley. The Stock Option and Compensation Committee's function is to establish the number of stock options to be granted to officers and key employees and the annual salaries and bonus amounts payable to officers of the Company. The Stock Option and Compensation Committee met or acted by written consent one time during 2000.

The Audit Committee is composed of Messrs. Elson, Riddle, West, and Whaley. The Audit Committee's functions include reviewing with the Company's independent public accountants, their reports and audits, and reporting their findings to the full Board. The Audit Committee held six meetings in 2000.

The Company's Audit Committee is composed of independent directors, as defined under the rules of the Nasdaq Stock Market, and information regarding the functions performed by the Committee, its membership, and the number of meetings held during the fiscal year, is set forth in the "Report of the Audit Committee," included in this proxy statement. The Audit Committee is governed by a written charter approved by the Board of Directors. A copy of this charter is included in Appendix A.

The Board of Directors met or acted by written consent four times in 2000. Each of the directors named above attended at least 75% percent of the meetings of the Board and its committees of which he or she was a member during 2000.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee (the "Committee") oversees the Company's financial reporting process on behalf of the Board of Directors. The Company's management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed with management the audited financial statements contained in the Annual Report to Shareholders, including discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Company's independent auditors, Arthur Andersen LLP, are responsible for performing an audit of the Company's financial statements in accordance with auditing standards generally accepted in the United States and expressing an opinion thereon. The Committee reviewed with the independent auditors their judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the Committee under auditing standards generally accepted in the United States. In addition, the Committee has discussed with the independent auditors, the auditors' independence from management and the Company including the matters in the written disclosures required by the Independence Standards Board and considered the compatibility of nonaudit services rendered by Arthur Andersen LLP with the maintenance of the auditors' independence.

The Committee discussed with the Company's independent auditors the overall scope and plans for their audit. The Committee met with the independent auditors, with and without management present, to discuss the results of their audit, their considerations of the Company's internal controls, and the overall quality of the Company's financial reporting. The Committee held six meetings during fiscal year 2000.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2000 for filing with the Securities and Exchange Commission. The Committee and the Board have also recommended, subject to shareholder ratification, the appointment of Arthur Andersen LLP as the Company's independent auditors for 2001.

D. Raymond Riddle, Audit Committee Chair
Edward E. Elson, Audit Committee Member
Mark C. West, Audit Committee Member
Dom H. Wyant, Audit Committee Member

March 27, 2001

COMPENSATION OF DIRECTORS

The Company's policy is to pay all Directors an annual retainer fee of $6,000, to pay fees to Directors at the rate of $1,000 for each Board meeting attended and $500 for each committee meeting attended, and to reimburse Directors for actual expenses incurred in connection with attending meetings of the Board of Directors and Committees of the Board. In addition, pursuant to the Company's 1996 Director Stock Option Plan (the "Director Plan"), all Directors who are not employees or officers of the Company or any of its subsidiaries are entitled to receive an initial grant of options to purchase 5,000 shares of Common Stock upon first becoming a Director and annual grants of options to purchase 1,000 shares of Common Stock.

                        SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth Common Stock ownership information as of March 19, 2001 by: (i) each person who is known to the Company to own beneficially more than 5% of the outstanding shares of Common Stock of the Company, (ii) each director, (iii) each executive officer named in the Summary Compensation Table, and (iv) all of the Company's directors and executive officers as a group.

                                                                          AMOUNT AND NATURE
NAME OF INDIVIDUAL                                                          OF BENEFICIAL          PERCENT
OR IDENTITY OF GROUP                                                         OWNERSHIP(1)          OF CLASS
--------------------                                                      -----------------        --------

J. Mack Robinson...................................................        14,318,333(2)             62.48%
 4370 Peachtree Road, N.E.
 Atlanta, Georgia 30319
Harriett J. Robinson ..............................................         8,207,053(3)             38.75%
 3500 Tuxedo Road, N.W.
 Atlanta, Georgia 30305
Harold K. Fischer..................................................         1,334,320(4)              6.30%
 P.O. Box 9728
 Austin, TX 78766
Hilton H. Howell, Jr...............................................           425,667(5)              1.99%
Edward E. Elson....................................................             9,000(6)                 *
Samuel E. Hudgins..................................................             9,000(7)                 *
D. Raymond Riddle..................................................           118,490(8)                 *
Scott G. Thompson..................................................            26,000(9)                 *
Mark C. West.......................................................           189,642(10)                *
William H. Whaley, M.D.............................................            28,000(11)                *
Dom H. Wyant.......................................................             9,000(7)                 *
Robert A. Renaud...................................................            25,091(12)                *
All Directors and Executive Officers as a Group (12 persons).......        16,492,543(13)            73.41%

*Represents less than 1% of class.

(1) All such shares are owned of record and beneficially unless otherwise stated.

(2) Includes 3,411,102 shares owned by Gulf Capital Services, Ltd., 4370 Peachtree Road, N.E., Atlanta, Georgia 30319; 936,702 shares owned by Delta Life Insurance Company; and 294,000 shares owned by Delta Fire & Casualty Company; all of which are companies controlled by Mr. Robinson; 100,000 shares subject to presently exercisable options held by Mr. Robinson; and 7,782 shares held pursuant to the Company's 401(k) Plan. Also includes all shares held by Mr. Robinson's wife (see note 3 below).

(3) Harriett J. Robinson is the wife of J. Mack Robinson. Includes 7,896,748 shares of common stock held by Mrs. Robinson as trustee for her children, as to which she disclaims beneficial ownership. Also includes 9,000 shares issuable upon exercise of options granted under the Director Plan exercisable within 60 days, and 6,720 shares held jointly with grandson. Does not include shares held by Mr. Robinson (see Note 2 above).

(4) Includes 5,000 shares issuable upon exercise of options granted under the Director Plan, exercisable within 60 days.

(5) Includes 200,000 shares subject to presently exercisable stock options held by Mr. Howell; 19,022 shares held pursuant to the Company's 401(k) Plan; 1,025 shares owned by spouse, 38,000 shares owned by spouse as custodian for children, and 6,720 shares held in joint ownership by Mr. Howell's son and Harriett J. Robinson, as to which he disclaims any beneficial ownership.

(6) Includes 7,000 shares issuable upon exercise of options granted under the Director Plan, exercisable within 60 days.

(7) Includes 9,000 shares issuable upon exercise of options granted under the Director Plan, exercisable within 60 days.

(8) Includes 9,000 shares issuable upon exercise of options granted under the Director Plan, exercisable within 60 days, and 600 by spouse to which he disclaims beneficial ownership.

(9)      Includes 25,000 shares subject to presently exercisable options.

(10) Includes 8,000 shares issuable upon exercise of options granted under the Director Plan, exercisable within 60 days. Also includes 110,500 shares owned by Atlantis Capital LLP for which Mr. West is the President of the General Partner, 66,142 shares owned by The West Foundation, Inc. for which Mr. West is an officer and director and 5,000 shares owned by the George West Mental Health Foundation, for which Mr. West is the President. Mr. West disclaims any beneficial ownership of these foundations.

(11) Includes 9,000 shares issuable upon exercise of options granted under the Director Plan exercisable within 60 days and 6,000 shares owned by spouse as custodian for daughter.

(12) Includes 22,000 shares subject to presently exercisable options held by Mr. Renaud and 3,091 shares held pursuant to the Company's 401(k) Plan.

(13) Includes 412,000 shares subject to presently exercisable options held by all directors and executive officers as a group. Also includes shares held pursuant to the Company's 401(k) Plan described in notes 2, 5, and 11 above.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the securities laws of the United States, the Company's directors, executive officers, and any persons holding more than ten percent of a registered class of the Company's equity securities are required to file with the Securities and Exchange Commission initial reports of ownership and reports of changes of ownership of Common Stock and other equity securities of the Company, and to furnish the Company with copies of such reports. To the Company's knowledge, all of these filing requirements were satisfied during the year ended December 31, 2000. In making this disclosure, the Company has relied on written representations of its directors and officers and copies of the reports that have been filed with the Securities and Exchange Commission.

                             EXECUTIVE COMPENSATION

There is shown below information concerning the annual and long-term compensation for services in all capacities to the Company for the fiscal years ended December 31, 2000, 1999 and 1998, of those persons who were: (i) chief executive officer and (ii) the only other executive officers of the Company, at December 31, 2000, whose salary and bonus exceeded $100,000 ("the Named Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                     Long-Term
                                                                   Compensation
                                                 Annual           ---------------
                                              Compensation            Awards
     Name and                             ---------------------   ---------------       All Other
Principal Position            Year        Salary(s)    Bonus(s)   Options/SARs(#)    Compensation(s)
------------------            ----        ---------    --------   ---------------    ---------------
Hilton H. Howell, Jr.         2000        $296,667     $126,000                          $15,000(1)
 President and CEO            1999         280,000      105,000         -0-               14,050
                              1998         255,000       98,000       200,000             12,800

J. Mack Robinson              2000         140,000       49,000         -0-               15,000(2)
 Chairman of the Board        1999         140,000       35,000       100,000             13,275
                              1998         140,000       35,000         -0-                8,000

Edward L. Rand, Jr.(4)        2000         130,000        -0-           -0-                4,501(3)
Vice President and CFO        1999         118,000       32,500         -0-                3,564
                              1998         103,512       29,700        31,000              1,716

(1) Consists of (i) contributions to Mr. Howell's account under the Company's 401(k) Plan of $5,100 in 2000; and (ii) fees paid for serving as a director of the Company of $10,000 in 2000.

(2) Consists of (i) contributions to Mr. Robinson's account under the Company's 401(k) Plan of $5,000 in 2000; and (ii) fees paid for serving as a director of the Company of $10,000 in 2000.

(3) Consists of contributions to Mr. Rand's account under the Company's 401(k) Plan in 2000.

(4) Mr. Rand was employed by the Company through January 9, 2001 and bonuses based on performance during 2000 were not determined until after his resignation; therefore he received no bonus. As of January 10, 2001, Mr. Robert A. Renaud was appointed Vice President and CFO of the Company.

                      OPTION/SAR GRANTS IN LAST FISCAL YEAR

No options or stocks appreciation rights were granted to the named executive officers during fiscal 2000.

               AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

The following table provides information related to the number and value of options held by the named executive officers at fiscal year-end.

                                                                   Number of Securities
                                                                  Underlying Unexercised        Value of Unexercised
                            Shares                                    Options / SARs         In-the-Money Options / SARs
                         Acquired on                                   at Year-End (#)            at Year-End ($)(1)
                                                                ---------------------------  ---------------------------
        Name             Exercise (#)     Value Realized ($)    Exercisable / Unexercisable  Exercisable / Unexercisable
        ----             ------------     ------------------    ---------------------------  ---------------------------

Hilton H. Howell, Jr.      100,000            $(6,250)(2)               200,000/20,000                 $0 / $0
J. Mack Robinson            20,000            $(1,250)(2)               100,000/-0-                    $0 / $0
Robert A. Renaud              0                    0                     22,000/5,000                  $0 / $0

(1) Value is calculated on the difference between the option exercise price and the closing price for the Company's Common Stock as reported by the Nasdaq National Market on December 31, 2000, which was $2.00, multiplied by the number of shares of Common Stock underlying the option.

(2) Value realized is calculated on the difference between the option exercise price, which was $2.50, and the closing price for the Company's Common Stock as reported by the Nasdaq National Market on October 31, 2000, which was $2.4375, multiplied by the number of shares of Common Stock underlying the option.

                                PERFORMANCE GRAPH

         The graph below compares the cumulative total return to shareholders on the Common Stock for the period from December 31, 1995 through December 31, 2000, with (i) the Russell 2000 Index, (ii) the Nasdaq Insurance Index and (iii) a peer group of various insurance companies (the "Insurance Peer Group").

                                          1995      1996      1997      1998      1999      2000
Atlantic American Corporation           $100.00   $132.45   $218.94   $210.81   $100.02    $85.51
Russell 2000 Index                      $100.00   $116.44   $142.29   $138.40   $163.08   $156.73
Nasdaq Insurance Index                  $100.00   $132.45   $169.28   $138.40   $119.33   $149.62
Peer Group Index                        $100.00    $88.35   $112.06    $72.96    $50.33    $49.31

12/31/99       338.545   164.29
12/31/98       436.003   211.58
12/31/97       489.464   237.52
12/31/96       333.674   161.92
12/31/95        292.72   142.05
12/31/94       206.071      100

         In last year's Proxy Statement, the Performance Graph showed a comparison of the Company's stock performance to that of the Nasdaq Insurance Index. The Company has determined that the market capitalization of the companies included in the Nasdaq Insurance Index is generally not comparable to that of the Company, and that a comparison of return to shareholders with that index is not meaningful. Accordingly, the Company has elected to change it's peer group comparison to a group of more comparable companies that more closely approximates the market capitalization and liquidity of Atlantic American Corporation's that is comprised of the following: American Safety Insurance Company, Donegal Insurance Group, Gainesco, Inc., Siebels-Bruce Group, Inc., Cotton States Life Insurance, National Securities Group, Meadowbrook Insurance Group, Danielson Holding Group and Highlands Insurance Company. The Company believes that a comparison to this peer group is more meaningful for shareholders.

EXECUTIVE COMPENSATION

REPORT OF THE STOCK OPTION AND COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

COMPENSATION PHILOSOPHY

The Committee believes that compensation of executives should be designed to motivate those persons to perform at their potential over both the short and the long term. The Committee believes that equity-based incentives can benefit the Company by increasing the retention of executives while aligning their long-term interests with those of the Company's shareholders. Compensation determinations are primarily based on the performance of the Company and the individual executive officer during a particular year, and expectations and objectives for performance in the succeeding year. The Committee also believes that compensation packages for executives must be structured to take into account the nature and the growth of the Company's lines of business in appropriate circumstances.

CASH COMPENSATION. The compensation packages for the executive officers consist of three components: base salaries, cash bonuses and equity incentives.

The Chairman annually reviews executive officer compensation and recommends to the Committee proposed salaries and bonuses for himself and for each of the other executive officers. Factors considered by the Chairman and the Committee are based upon the growth of the Company with regard to net income, total assets, premiums and shareholders' equity. All of these factors were considered in establishing salary levels for each of the executive officers, as were their individual duties and the growth and effectiveness of each in performing those duties. In establishing compensation levels for the executive officers for 2000, the Committee sought to structure compensation packages that were designed both to achieve the objective of the Committee's compensation philosophy and to be competitive with those offered by similarly situated companies. For 2000, the Chairman elected not to recommend an increase in his own salary, and the Committee did not implement an increase. The Committee did increase the base salary for the other named executive officers for 2000, having taken into consideration the factors identified above. Upon the Chairman's recommendation, the Committee awarded cash bonuses to each of the named executive officers, including to the Chief Executive Officer as described below. The bonuses are generally determined as a percentage of the executive officer's base salary for the succeeding fiscal year. The bonuses, which were actually paid in the first quarter of 2001, reflect an evaluation of the individual performance of the officers, as well as the performance of the Company as a whole during 2000.

EQUITY-BASED COMPENSATION. The Committee believes that equity-based compensation in the form of stock options or other stock awards serves to motivate executives to seek to improve the Company's short- and long-term prospects and to align the interests of the Company's executives with those of the shareholders. During 2000, the Committee determined not to make any additional grants of stock options to the executive officer of the Company; however, the Committee is in the process of considering the grant of stock options, or other stock awards permitted under the Company's 1992 Incentive Plan, that would be designed to reward the executive officers for their contributions in 2000 and be structured to provide the long-term incentive contemplated by the Committee's philosophy.

CHIEF EXECUTIVE OFFICER. Mr. Howell's compensation is generally evaluated on the same basis as the Company's other executive officers. The Committee approved an increase of 6% in Mr. Howell's base salary for 2000, and in 2001 awarded Mr. Howell a cash bonus of $126,000 in recognition of his contributions during 2000.

                                                     Edward E. Elson
                                                     D. Raymond Riddle
                                                     Mark C. West
                                                     Dr. William Whaley

                2. RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

One of the purposes of the Meeting is to ratify the selection by the Board of Directors of Arthur Andersen LLP, independent public accountants, to audit the books, records, and accounts of the Company and its subsidiaries for the year ending December 31, 2001. This firm has audited the financial statements of the Company since 1974. Fees paid or expected to be paid to Arthur Andersen LLP relating to the fiscal year 2000 were approximately $278,000 for the audit of the Company's consolidated financial statements for the year ended December 31, 2000, as well as for the 2000 quarterly reviews, and $144,000 for all other services, none of which constituted financial information system design and implementation fees.

A representative from Arthur Andersen LLP is expected to be present at the Meeting and will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

The Audit Committee and the Board of Directors recommend the shareholders vote "FOR" such ratification.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company leases space for its principal offices, as well as the principal offices of certain of its subsidiaries, in an office building located at 4370 Peachtree Road, N.E., Atlanta, Georgia, from Delta Life Insurance Company, a corporation owned by Mr. Robinson and members of his immediate family, under leases expiring May 31, 2002 and July 2005. Under the terms of the lease, the Company occupies approximately 65,489 square feet of office space as well as covered parking garage facilities at an annual rental of approximately $611,000, plus a pro rata share of all real estate taxes, general maintenance, and service expenses and insurance costs with respect to the office building and other facilities. The terms of the lease are believed by management of the Company to be comparable to terms which could be obtained by the Company from unrelated parties for comparable rental property.

Effective December 31, 1995, an aggregate of $13.4 million in principal amount of 8% and 9 1/2% demand notes issued by the Company were canceled in exchange for the issuance by the Company of an aggregate of 134,000 shares of a new series of preferred stock (the "Series B Preferred Stock"), which has a stated value of $100 per share and accrues interest at 9% per year. At December 31, 2000, the Company had accrued but unpaid dividends on the Series B Preferred Stock totaling $6,030,000. All shares of Series B Preferred Stock are owned directly or indirectly by affiliates of Mr. Robinson, Mrs. Robinson or Mr. Howell.

Effective December 29, 2000, the Company issued an aggregate of 25,000 shares of a new series of preferred stock (the "Series C Preferred Stock"), which has a stated value of $100 per share and accrues interest at 9% per year. At December 31, 2000, the Company had no accrued or unpaid dividends on the Series C Preferred Stock. All shares of Series C Preferred Stock are owned directly or indirectly by affiliates of Mr. Robinson.

Certain of the Company's subsidiaries have made loans, in an aggregate principal amount of approximately $6.4 million, to Leath Furniture, LLC ("Leath"), which is owned by Gulf Capital Services, Ltd. ("Gulf Capital"). The loans are secured by mortgages on certain properties owned by Leath. The loans bear interest at 9 1/4% per annum, are payable in monthly installments, and mature on December 1, 2016. During 2000, Leath made principal and interest payments on such notes to the Company's subsidiaries in the aggregate amount of $439,619. Gulf Capital is a partnership in which Mr. Robinson is the general partner and certain of his affiliates are the limited partners.

Mr. Wyant, a director of the Company, is a retired Partner of the law firm of Jones, Day, Reavis & Pogue, which firm serves as counsel to the Company.

The Company has entered into a consulting agreement with Dr. Whaley, pursuant to which Dr. Whaley provides certain medical consulting and advisory services to the Company's subsidiaries. Pursuant to the agreement, Dr. Whaley receives $10,000 per year for such services.

                                 OTHER BUSINESS

Management of the Company knows of no other matters than those stated above which are to be brought before the Meeting. However, if any such other matters should be presented for consideration and voting, it is the intention of the persons named in the proxies to vote thereon in accordance with their best judgment.

                              SHAREHOLDER PROPOSALS

Shareholder proposals to be presented at the next annual meeting must be received by the Company no later than December 1, 2001, in order to be considered for inclusion in the proxy statement and proxy for the 2001 annual meeting of shareholders. Any such proposal should be addressed to the Company's president and mailed to 4370 Peachtree Road, N.E., Atlanta, Georgia 30319-3000. In accordance with the rules of the Securities and Exchange Commission, the Company may exercise discretionary authority to vote proxies with respect to any shareholder proposal to be presented at the Company's 2001 annual meeting but not included in the Company's proxy statement for such meeting if the shareholder has not given notice to the Company by February 10, 2001.

                                                                      APPENDIX A

                          ATLANTIC AMERICAN CORPORATION

                             AUDIT COMMITTEE CHARTER

I.       PURPOSE

         The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities related to the financial information provided by the Corporation to any governmental body or the public, as well as legal compliance and business ethics. The primary duties and responsibilities of the audit committee are to:

         - Serve as an independent and objective party to monitor the Corporation's financial reporting process and internal control system.

         - Facilitate and maintain an open avenue of communication among the Board of Directors, the independent auditors, the internal audit department and financial and senior management.

         - Review and appraise the efforts of the independent accountants.

         While the Committee has the powers and responsibilities set forth in this Charter and the Company's Certificate of Incorporation, it is not the responsibility of the Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate or are in compliance with generally accepted accounting principles, which is the responsibility of management and the outside auditor. Likewise, it is not the responsibility of the Committee to conduct investigations, to resolve disputes, if any, between management and the outside auditor or to assure compliance with laws or the Company's corporate compliance program or code of ethics.

II.      COMPOSITION

         The Audit Committee will be comprised of three or more directors as determined by the Board, each of whom shall be independent directors and free from any relationship that, in the opinion of the Board would interfere with the exercise of his or her independent judgement. All members of the committee will have a working familiarity with basic finance and accounting practices and at least one member must have accounting or related financial management expertise. In assessing the qualifications of the directors to serve on the committee, the Board will exercise its business judgment and will observe the applicable requirements of the NASD. In determining independence, the Board will observe the requirements of Rules 4200(a)(15) and 4310(c)(26) of the NASD Manual.

         The Board will appoint the members of the Audit Committee. The Board will, or will delegate to the members of the Committee the responsibility to, appoint a Chairman of the Committee. The Chairman of the Committee will, in consultation with the other members of the Committee, the Company's outside auditors and the appropriate officers of the Company, be responsible for calling meetings of the committee, establish agenda therefore and supervising the conduct thereof.

III.     MEETINGS

         The committee shall meet at least four times annually or more frequently as circumstances dictate. The committee will meet at least annually with senior management, the head of internal audit and the independent accountants in separate sessions.

IV.      RESPONSIBILITIES AND DUTIES

         To fulfill its responsibilities and duties the Audit Committee shall:

         -        Review and update this charter as least annually.

         - Review with management the Corporation's annual financial statements.

         -        Review with the independent accountants :

                  -        The plan and scope of their annual audit.

                  -        The results of the annual audit.

                  - Any significant findings and recommendations with respect to internal controls and other financial matters as a result of the audit.

                  - Any significant changes made by management in the basic accounting principles and reporting standards used in the preparation of the Corporation's financial statements.

                  -        Review the annual report in detail.

         -        Review reports prepared by internal audit.

         -        Review the performance of the independent accountants.

         -        Report all findings to the Board of Directors.

         - Recommend to the Board of Directors the independent accountants to be nominated, considering independence and effectiveness, and approve the fees to be paid to the independent accountants. The Committee will review all significant relationships the accountants have with the Corporation to insure independence.

         - Review compliance by officers and employees with the Corporation's policies on business ethics.

V.       OUTSIDE AUDITOR

         The outside auditor for the Company is ultimately accountable to the Board and the Committee. The Committee and the Board have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the outside auditor. Alternatively, the Committee and the Board may nominate the outside auditor to be proposed for shareholder approval in any proxy statement.

VI.      ANNUAL REPORT

         The Committee will prepare, with the assistance of management, the outside auditors and outside legal counsel, a report for inclusion in the Company's proxy or information statement relating to the annual meeting of security holders at which directors are to be elected that complies with the requirements of the federal securities laws.

VII.     ANNUAL REVIEW OF CHARTER

         The Committee will review and reassess, with the assistance of management, the outside auditors and outside legal counsel, the adequacy of the Committee's charter at least annually.

The above list represents examples of actions the audit committee may take in fulfilling their responsibilities. The list shall not be construed as mandatory functions of the committee nor shall it be construed as being a comprehensive listing of the committee's duties.

                                      PROXY

                          ATLANTIC AMERICAN CORPORATION
                            4370 PEACHTREE ROAD, N.E.
                           ATLANTA, GEORGIA 30319-3000

            PROXY SOLICITATION ON BEHALF OF THE BOARD OF DIRECTORS OF
               THE COMPANY FOR THE ANNUAL MEETING ON MAY 15, 2001

The undersigned hereby appoints J. Mack Robinson, Hilton H. Howell, Jr. and Robert A. Renaud, or any one of them, proxies with full power of substitution and revocation to vote on the undersigned's behalf at the Annual Meeting of the Shareholders of Atlantic American Corporation, to be held at 9:00 A.M., May 15, 2001, in the offices of the Company, 4370 Peachtree Road, N.E., Atlanta, Georgia and at all adjournments thereof, upon all business as may properly come before the meeting, including the business described in the accompanying Notice of Annual Meeting and Proxy Statement, receipt of which is acknowledged.

PROXIES WILL BE VOTED IN ACCORDANCE WITH ANY INSTRUCTIONS INDICATED BELOW. IF NO SPECIFICATION IS MADE, THE SHARES REPRESENTED BY THE PROXY WILL BE VOTED FOR ALL LISTED PROPOSALS. IN THEIR DISCRETION, THE PROXY HOLDERS ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY COME BEFORE THE MEETING. THIS PROXY IS REVOCABLE AT ANY TIME PRIOR TO ITS USE.

                  1. Election Of Directors:

                     NOMINEES:

                  1. J. Mack Robinson       5. Samuel E. Hudgins        9. Mark C. West
                  2. Hilton H. Howell       6. D. Raymond Riddle       10. William H.Whaley, MD
                  3. Edward E. Elson        7. Harriett J. Robinson    11. Dom H. Wyant
                  4. Harold K. Fischer      8. Scott G. Thompson

                  ______ FOR               WITHHOLD AUTHORITY
                                    ______ for all nominees

                  For, except vote withheld from the following nominee(s):

                  2. To ratify the appointment of independent public accountants.

                           _____ FOR _____ AGAINST    _____ ABSTAIN

                  Dated:                                         , 2001
                        -----------------------------------------


                                                                       Signature
                  -----------------------------------------------------


                                                                       Signature
                  -----------------------------------------------------

                  (Sign exactly as your name(s) appears at left. Give full title of executor, administrator, trustee, guardian, etc. Joint owners should each sign personally.)